CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to us under the headings "Financial Highlights" in the Prospectus for the audited information of prior periods and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for the fiscal years ended on or before October 31, 2024, both of which are part of this Post-Effective Amendment to the Registration Statement No. 333-192858 on Form N-1A.

New York, New York

February 27, 2026